Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., in the form and context in which they appear in this Registration Statement on Form F-1 of Graña y Montero S.A.A. We hereby further consent to the use in such Registration Statement of information contained in our report dated May 28, 2013, relating to the estimates of the oil and gas reserves and related revenues of GMP S.A., a subsidiary of Graña y Montero S.A.A. and the filing of such report as an exhibit to such Registration Statement. We further consent to the reference to this firm under the heading “Experts” in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II
Thomas J. Tella II, P.E.
Senior Vice President

Dallas, Texas

May 29, 2013